SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K
_______________

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 7, 2005

FLYi, Inc.
(Exact Name of Registrant as Specified in Charter)

           Delaware          0-21976           13-3621051
           State or Other     Commission File        IRS Employer
           Jurisdiction of           Number                             Identification No.
            Incorporation

45200 Business Court, Dulles, VA 20166
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 650-6000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01. Entry into a Material Definitive Agreement.

On November 6, 2005, the Compensation Committee of the Board of Directors of FLYi, Inc. (“FLYi”) authorized reductions in the compensation of Kerry Skeen, its Chairman and Chief Executive Officer, and Thomas Moore, its President and Chief Operating Officer. Mr. Skeen’s salary will be reduced by 25%, and Mr. Moore’s salary will be reduced by 20%. These salary reductions are in addition to the previous salary reductions effective as of April 1, 2005 Messrs. Skeen and Moore have agreed to amendments to their employment agreements to reflect the reduced salaries. These actions have been agreed to by the executives and are designed to promote the Company’s efforts to further reduce its costs.

Item 1.03. Bankruptcy or Receivership.

(a) On November 7, 2005, FLYi and its subsidiaries (collectively, the “Company”), including Independence Air, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (Case Nos. 05-20011, 05-20012, 05-20013, 05-20014, 05-20015, 05-20016 and 05-20017). The reorganization cases are being jointly administered under the caption “In re FLYi, Inc., et. al., Case No. 05-20011 (MFW).” On November 7, the Company issued a press release relating to its voluntary petitions. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference.

In conjunction with the filing of the petitions, the Company filed a variety of “first day motions” to help ensure a smooth transition into the Chapter 11 reorganization case. Among the first day motions requested by the Company is one that would (1) require notices from and restrict the transfer of FLYi’s equity securities by or to any person or entity that beneficially owns or that would, after such transfer, beneficially own at least 2,200,000 shares of FLYi common stock, and (2) require notices from and restrict the transfer of claims by or to any person or entity that beneficially owns or that would, after such transfer, beneficially own an aggregate principal amount of claims against the Debtors equal to or exceeding $30,000,000. The Company is seeking this order in order to preserve to the fullest extent possible the flexibility to develop and implement a plan of reorganization that maximizes the use of their net operating losses for U.S. income tax purposes.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As a result of the Company filing petitions for relief under the Bankruptcy Code as discussed under Item 1.03 above, a material amount of the Company’s financial obligations under a number of agreements and leases purport to be accelerated. The Company believes that parties seeking to enforce their rights in connection with provisions in the Company’s obligations that purport to accelerate such obligations as a result of the filing will be stayed under bankruptcy law from attempting to enforce such provisions.

Item 7.01. Regulation FD Disclosure.

As noted above under Item 1.03, the Company filed its petitions in the U.S. Bankruptcy Court for the District of Delaware. The case numbers are # 05-20011, 05-20012, 05-20013, 05-20014, 05-20015, 05-20016 and 05-20017. The cases are also accessible at the Court’s Internet site, www.deb.uscourts.gov, through an account obtained from Pacer Service Center at 1-800-676-6856. Links to petitions and other first day motions may be found on the website of the Company’s Claims and Noticing Agent, Kurtzman Carson Consultants LLC, at www.kccllc.com. These links and additional information may also be found at the financial restructuring information section of Independence Air’s website at www.FLYi.com. The information set forth on the foregoing websites shall not be deemed incorporated by reference into this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press Release dated November 7, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2005                                     FLYi, Inc.

                                                       By:    /s/ David W. Asai
                                               David W. Asai
                                               Chief Financial Officer, Controller and
                                               Chief Accounting Officer

Exhibit 99.1

FLYi, Inc. Files For Voluntary Chapter 11 Reorganization
Independence Air To Continue Flying And Serving Customers
Auction Process Announced For Potential Investors Or Purchasers

Dulles, VA, (November 7, 2005) - FLYi, Inc., parent of low-fare airline Independence Air, today announced that FLYi, Inc. and its subsidiaries (the “company”) including Independence Air, have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in order to restructure the company’s aircraft leases and other obligations to achieve necessary cost savings.

The company also announced it will request court approval to engage in a formal court-supervised auction process to seek outside investor(s) or purchaser(s) it needs to continue its operations.  If the process is successful, it is expected to be concluded within the next sixty days. Those who have expressed interest during previous discussions, as well as new parties, will be invited to present their bids.  Bidders will be permitted to demonstrate their interest in investing in the company, or to bid on all or portions of the company’s assets.  The company currently anticipates that it has the financial resources to fund its obligations—including the payment of employee wages and benefits—during the process.

As it undertakes the auction process, Independence Air plans to continue serving customers, and to continue its flight schedules in the ordinary course of business.  The company plans to honor reservations and tickets on Independence Air and to allow its 1,000,000+ iCLUBSM members to continue to accrue and redeem points on the airline with no restrictions. The company has no plans to make any additional changes to its operating schedule or route map of destinations at this time. Independence Air now offers approximately 220 daily departures to 36 destinations.

“After careful consideration, we have concluded that a court-supervised restructuring will allow us to complete our cost-savings initiatives while seeking outside investors or purchasers, and represents the best solution for Independence Air, our customers, employees, creditors and the communities we serve,” said Kerry Skeen, Chairman and CEO of FLYi, Inc.

He added, “Since the launch of Independence Air almost 18 months ago, our employees have helped us achieve a remarkable degree of customer service success and brand recognition while operating in what has been described as the most challenging economic environment in airline industry history, including record high fuel prices and extreme revenue weakness. These circumstances have prevented us—and virtually all U.S. airlines—from meeting financial goals. We have already reduced operating costs by undertaking a comprehensive operational restructuring.  We will continue that effort and move quickly to use the tools of the Chapter 11 process to implement other changes that will allow us to achieve an even more competitive cost structure to make us more attractive to potential investors or purchasers.”

As part of this cost-cutting effort, the company has announced it is undertaking a process aimed at company-wide wage reductions.  Taking a leadership role, CEO Kerry Skeen has agreed to an immediate 25% salary reduction on top of a 15% cut earlier this year.  President and Chief Operating Officer Tom Moore will take a 20% cut, on top of an earlier 10% reduction.  Management and other salaried employees will be subject to an immediate 5% pay reduction. The company has been engaging the leaders of its unionized work groups—pilots, flight attendants and mechanics—in an effort to enact changes to wage rates and work rules. It is anticipated that an announcement on a tentative agreement with both the flight attendants (AFA) and mechanics (AMFA) will be released shortly.

Mr. Skeen concluded, “We want to once again offer our sincere thanks to the seven million passengers who have flown with us so far. Since we launched last summer, we have built a brand that truly stands for something—a very different style of service—and our customers have been more than generous in their praise of our people.  As we work behind the scenes to address the company’s financial situation, we thank you for your continued support of Independence Air at Washington Dulles and in all the communities we serve. ”

In conjunction with today’s filing, Independence Air filed a variety of “first day motions” to help ensure a smooth transition into the Chapter 11 reorganization case. During the auction process, vendors, suppliers and other business partners will be paid under normal terms for goods and services provided during the reorganization.

The company filed its petitions in the U.S. Bankruptcy Court for the District of Delaware. The company's petitions listed assets of approximately $378.5 million and liabilities of approximately $455.4 million as of September 30, 2005.  Unrestricted cash as of the day of filing is $24.0 million.

Miller Buckfire and Co., LLC and ENA Advisors have been retained as the company’s financial advisors and Jones Day has been retained as restructuring counsel.  Gibson Dunn & Crutcher LLP serves as the company’s corporate counsel.

All FLYi, Inc. shareholders are advised that the likely outcome of the company’s Chapter 11 case is the cancellation of the company’s existing common stock without consideration, in which case FLYi stock would have no value. FLYi stock is highly speculative and the company urges investors to use extreme caution in decisions about the stock.

Independence Air began low-fare service from its hub at Washington Dulles International Airport on June 16, 2004, and has served over seven million passengers to date. The company first began commercial air service on December 15, 1989, and operated previously as Atlantic Coast Airlines.

Independence Air is the low-fare airline that makes travel fast and easy for its customers with a customer first attitude, innovative thinking and a willingness to challenge the status quo.

Independence Air, FLYi, the “i” logo mark, FLYi.com, iCLUB and Tender Loving Service are service marks of Independence Air, Inc.  ©Independence Air, Inc. 2005.

# # #

This press release contains forward-looking statements and is made as of November 7, 2005, and the company undertakes no obligation to update its disclosures, whether as a result of developments in its efforts, or as a result of any other new information, future events, changed expectations or otherwise, prior to its next required filing with the Securities and Exchange Commission. Such forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results of the company to be materially different from those reflected in such forward-looking statements.  Such risks and uncertainties include, among others:  the ability of the company to continue as a going concern; factors that could impact the company’s ability to complete a court-supervised auction process that is necessary for the company to continue operations, including the ability to attract potential investors or acquirers through the court-supervised auction process, to obtain favorable bids from such potential investors or acquirers and to reach definitive agreement with one or more potential investors or with a potential acquirer and to obtain requisite court approval for any such agreement; the action of the company’s debt holders and other creditors to the company’s bankruptcy proceeding and to the company’s auction process; factors that could affect the company’s ability to maintain operations during its bankruptcy proceeding, including the reaction of customers, suppliers and competitors to the company’s bankruptcy proceeding; the ability to obtain improved wage rates and work rules with the company’s unionized work groups; the ability to maintain and improve yield with a reduced network reflected in the company’s current flight schedule; the ability to successfully obtain revised terms from lessors for aircraft the company intends to continue operating; the ability to manage inventory to maximize yield; the effects of high fuel prices on the company’s costs, and the availability of fuel; the ability to adjust operations, realize on internal or external sources of liquidity or otherwise address the company’s financial obligations; the costs of returning aircraft and related records to lessors for aircraft that are rejected by the company; the ability to successfully hire, train and retain employees; the seasonality of air travel; and general economic and industry conditions, any of which may impact Independence Air or the company, its aircraft manufacturers and its other suppliers in ways that the company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Risk Factors Affecting the Company”, and “Risk Factors Affecting the Airline Industry” in the company’s Form 10-K/A for the year ended December 31, 2004 and Form 10-Q for the quarter ended June 30, 2005.